Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Electric Company:

We consent to the use of our report dated February 24, 2012 relating to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2011 and 2010, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in the Registration Statement on Form S-8 of General Electric Company, which report appears in the December 31, 2011 annual report on Form 10-K of General Electric Company.

Our report refers to a change in the method of accounting for consolidation of variable interest entities in 2010; and, a change in the method of accounting for impairment of debt securities, business combinations and noncontrolling interests in 2009.

/s/ KPMG LLP
Stamford, Connecticut
November 6, 2012